Exhibit 10.53

EVERTEC, INC.

2013 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made as of this 1st day of June 2015 (the “Date of Grant”), by and between EVERTEC, Inc. (the “Company”) and the person whose signature, name and title appear in the signature block hereof (the “Participant”). Defined terms used but not otherwise defined herein will have the meanings attributed to them in the Plan (defined below) and the Participant’s employment agreement dated as of 25th day of May, 2015 (the “Employment Agreement”).

W I T N E S S E T H

WHEREAS, the Company maintains the EVERTEC, Inc. 2013 Equity Incentive Plan (the “Plan”);

WHEREAS, Section 9 of the Plan authorizes the grant (the “Award”) of restricted stock units (“RSUs”) with respect to the common stock, par value $0.01 per share, of the Company (“Common Stock”); and

WHEREAS, in connection with the Participant’s service as an employee of the Company or any of its affiliates and subsidiaries (the “Employment”), the Company desires to grant RSUs to the Participant, subject to the terms and conditions of the Plan and this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein and for other good and valuable consideration, the parties agree as follows:

1.	Grant of RSUs.

(a)	In consideration of the Employment, the Company will grant to the Participant 44,984 RSUs.

(b)	Each RSU represents the unfunded and unsecured promise of the Company to deliver to the Participant one share of Common Stock on the Settlement Date (as defined in Section 6 hereof), subject to the discretion of the Company to settle the Award on a cash basis. The Award granted hereunder shall be null and void unless the Participant accepts this Agreement by executing it in the appropriate signature block provided and promptly returning it to the Company.

(c)	The RSUs shall be credited to a separate account maintained for the Participant on the books of the Company (the “Account”). All amounts credited to the Account under this Agreement shall continue for all purposes to be part of the general assets of the Company. The Participant’s interest in the Account shall make the Participant only a general, unsecured creditor of the Company.

2.	Purchase Price. The purchase price of the RSUs shall be deemed to be zero U.S. dollars ($0) per share.

3.	Vesting. The RSUs shall vest and become non-forfeitable on June 1, 2018 (the “Vesting Date”), provided that the Participant is actively carrying out her duties in connection with the Employment at all times from the Date of Grant through the Vesting Date.

4.	Termination. For purposes of this Section 4, “Termination Date” is the date the Participant’s Employment is terminated under the circumstances set forth in (a) or (b) below.

(a)	In the event the Employment is terminated (i) by the Company without Cause; (ii) by the Participant for Good Reason; or (iii) due to the Participant’s death or Disability, any of the RSUs that have not become vested as of the Termination Date shall automatically vest.

(b)	In the event the Employment is terminated (i) by the Company for Cause; or (ii) by the Participant without Good Reason, any of the RSUs that have not become vested as of the Termination Date shall automatically be forfeited.

5.	Dividend Equivalents. If the Company pays an ordinary cash dividend on its outstanding Common Stock at any time between the Date of Grant and the Settlement Date (as defined in Section 6 below) — provided that the date on which stockholders of record are determined for purposes of paying a cash dividend on issued and outstanding shares of the Common Stock falls after the Date of Grant — the Participant shall receive on the Settlement Date: (a) a number of Shares having a Fair Market Value on the Vesting Date equal to the aggregate amount of the cash dividends paid by the Company on a single share of the Common Stock, multiplied by the number of RSUs that are settled on the Settlement Date; or (b) a lump sum cash payment equal to the aggregate amount of the cash dividends paid by the Company on a single share of the Common Stock, multiplied by the number of RSUs that are settled on the Settlement Date ((a) or (b) as applicable, the “Dividend Payment”); provided, however, that in the case of (a), any partial Share resulting from the calculation will be paid in cash.

6.	Settlement. Within sixty (60) days following the Vesting Date or the day any RSUs are automatically vested in accordance with the terms and conditions of this Agreement (the “Settlement Date”), the Company shall (a) issue and deliver to the Participant one share of Common Stock for each vested RSU (the “Shares”) and enter the Participant’s name as a shareholder of record or beneficial owner with respect to the Shares on the books of the Company; and (b) calculate the Dividend Payment. The Participant agrees that the Company may deduct from the Dividend Payment any amounts owed by the Participant to the Company with respect to any whole Share issued by the Company to the Participant to cover any partial Share resulting from the settlement process.

7.	Taxes. Unless otherwise required by applicable law, on the Settlement Date:

(a)	the Shares and the Dividend Payment will be considered ordinary income for tax purposes and subject to all applicable payroll taxes;

(b)	the Company shall report such income to the appropriate taxing authorities as it determines to be necessary and appropriate;

(c)	the Participant shall be responsible for payment of any taxes due in respect of the Shares and the Dividend Payment; and

(d)	the Company shall withhold taxes in respect of the Shares and the Dividend Payment (a “Tax Payment”); provided, however, that the Participant may elect, subject to the Company’s approval in its sole discretion, to satisfy his or her obligation to pay the Tax Payment by authorizing the Company to withhold from any Shares otherwise to be delivered to the Participant, a number of whole shares of Common Stock having a Fair Market Value equal to the Tax Payment (i.e., a “cashless exercise”).

If the Participant fails to pay any required Tax Payment, the Company may, in its discretion, deduct any Tax Payments from any amount then or thereafter payable by the Company to the Participant and take such other action as deemed necessary to satisfy all obligations for the Tax Payment (including reducing the number of Shares delivered on the Settlement Date). The Participant agrees to pay the Company in the form of a check or cashier’s check any overage of the Tax Payment paid by the Company as a result of making whole any partial Share issued through a cashless exercise. Furthermore, the Participant acknowledges and agrees that the Participant will be solely responsible for making any Tax Payment directly to the appropriate taxing authorities should the Participant opt not to satisfy his or her Tax Payment through a cashless exercise.

8.	Restrictions. RSU Shares that are issued in connection with a particular Vesting Date may only be sold, pledged, transferred or otherwise disposed of, whether with or without consideration and whether voluntarily or involuntarily or by operation of law, in accordance with the Company’s Stock Ownership Guidelines and the Company’s Insider Trading Policy and Procedures as in effect from time to time (or by will or the laws of descent and distribution or as otherwise permitted by the Committee). The RSUs granted hereunder may not be subject to lien, garnishment, attachment or other legal process and may not be transferred except to the extent permitted by the Plan. The Participant agrees to execute any documents the Company may require to effect these restrictions.

9.	Compliance with Laws and Regulations. The issuance, delivery and transfer of RSU Shares shall be subject to compliance by the Company and the Participant with all applicable requirements of securities laws and with all applicable requirements of any stock exchange on which the Company’s Common Stock may be listed at the time of such issuance, delivery or transfer. If in order to issue and deliver the RSU Shares it is required or desirable to (a) list, register or qualify the RSU Shares upon any securities exchange or under any law; (b) receive the consent or approval of any governmental body; and/or (c) take any other action as a condition of, or in connection with, the vesting of the RSUs or delivery of the RSU Shares hereunder, the RSUs shall not vest nor will the RSU Shares be delivered unless such listing, registration, qualification, consent, approval or action shall have been effected, obtained or taken, free of any conditions not approved by the Company (which approval will not be unreasonably withheld). The Company agrees to use commercially reasonable efforts to effect, obtain or take any such listing, registration, qualification, consent, approval or action.

10.	Rights as Stockholder. Upon and following the Settlement Date, the Participant shall be the record or beneficial owner of the RSU Shares unless and until such shares are sold or otherwise disposed of, and, if a record owner, shall be entitled to all rights of a stockholder of the Company (including voting rights). The Participant acknowledges and agrees that prior to the Settlement Date, the Participant shall not be deemed for any purpose to be the owner of the shares of Common Stock underlying the RSUs and shall not have any rights of a stockholder as a result of receiving the Award under this Agreement other than with respect to the Participant’s right to receive payment pursuant to Section 5. The Participant acknowledges and agrees that, with respect to each RSU credited to the Account, the Participant shall have no voting rights with respect to the Company unless and until such RSU is settled in RSU Shares pursuant to Section 6 hereof.

11.	Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Puerto Rico applicable to contracts to be performed therein.

12.	Notice. Every notice or other communication relating to this Agreement shall be made in writing either (a) by personal delivery to the party entitled thereto, (b) by facsimile with confirmation of receipt, (c) by certified mail to the last known address of the party entitled thereto, (d) by email, or (e) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt or upon receipt by the party entitled thereto if by certified mail or express courier service; provided, however, that if a notice, request or other communication is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

13.

Section 409A. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payments and benefits set forth herein either shall either be exempt from the requirements of Section 409A of the Code, or shall comply with the requirements of Section 409A of the Code, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance with Section 409A of the Code. If the Participant notifies the Company (with specificity as to the reason therefor) that the Participant believes that any provision of this Agreement would cause the Participant to incur any additional tax or interest under Section 409A of the Code or the Company independently makes such determination, the Company shall, after consulting with the Participant, reform such provision (or award of compensation or benefit) to attempt to comply with or be exempt from Section 409A of the Code through good faith modifications to the minimum extent reasonably appropriate. To the extent that any provision hereof is modified in order to comply with Section 409A of the Code, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Participant and the Company without violating the provisions of Section 409A of the Code. Notwithstanding the foregoing, none of the Company, its Affiliates, officers, directors, employees, or agents guarantees that this Agreement complies with, or is exempt from, the requirements of Section 409A of the Code and none of the foregoing shall have any liability for the failure of this Agreement to comply with, or be exempt from, such requirements.

14.	Severability. If any one or more of the provisions contained in this Agreement should be found invalid, illegal, inoperative or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. Any illegal or unenforceable term shall be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of applicable law and such term, as so modified, and the balance of this Agreement shall then be fully enforceable.

15.	Entire Agreement. This Agreement, the Plan and the Employment Agreement (solely with respect to the defined terms contained therein and used herein) contain the entire agreement between the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto. No change, modification or waiver of any provision of this Agreement shall be valid unless in writing and signed by the parties hereto.

16.	Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Participant, acquire any rights hereunder in accordance with this Agreement or the Plan.

17.	Interpretation. The terms and provisions of the Plan are incorporated herein by reference, and the Participant hereby acknowledges receiving a copy of the Plan. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Agreement, the Plan shall govern and control. Any dispute regarding the interpretation of this Agreement shall be submitted by the Participant or the Company to the Compensation Committee of the Board of Directors of the Company, the resolution of which shall be final and binding on the Company and the Participant. Should a party be required to perform or refrain from performing any action on a particular day during the term of this Agreement and such day falls on day that is not a trading day for the New York Stock Exchange, the day to perform or refrain from performing will be the next full trading day following the day on which the party was originally required to perform or refrain from performing the required action.

18.	Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the Date of Grant set forth above.

EVERTEC, INC.	THE PARTICIPANT

Name: Morgan M. Schuessler, Jr. Title: Chief Executive Officer	Name: Luis Rodríguez Title: Senior Vice President

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